UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): February 19, 2008 (February 16, 2008)

CHINA PUBLIC SECURITY TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Florida	333-132119	59-1944687
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

21st Floor, Everbright Bank Building,
Zhuzilin, Futian District,
Shenzhen, Guangdong, 518040
People's Republic of China
(Address of Principal Executive Offices)

(+86) 755 -8370-8333
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry Into A Material Definitive Agreement.

On February 15, 2008, China Public Security Technology, Inc. (the "Company") approved the entry of its variable interest entity, Shenzhen iASPEC Software Engineering Co., Ltd. ("iASPEC") into a share purchase and increased capital agreement (the "Purchase Agreement"), dated as of February 16, 2008, by and among iASPEC, Wuhan Wuda Venture Capital Co., Ltd. ("Wuhan Venture"), Song Ai Hong ("Song") and Wuhan Wuda Geoinformatics Co., Ltd. ("Wuhan"), for the purchase of 46% of Wuhanfor a purchase price of RMB34,700,000 (approximately $4,819,444), and to inject an additional RMB10,000,000 (approximately $1,388,889) to increase the registered capital of Wuhan to RMB 60,000,000 (approximately $8,333,333) in the aggregate; and a share purchase agreement (the "Li Agreement"), dated as of February 16, 2008, between iASPEC and Li Wei ("Li"), for the purchase of 2.4% of Wuhan, for a purchase price of RMB4,800,000 in the aggregate (approximately $666,667). After giving effect to the transactions contemplated by the Purchase Agreement and the Li Agreement, iASPEC will have paid RMB49,500,000 (approximately $6,875,000) and will become the holder of 57% of the equity interest of Wuhan (based on a registered capital of RMB60,000,000). The transactions contemplated by the Purchase Agreement and the Li Agreement are expected to close on or about April 1, 2008 (the "Closing").

Under the terms of the Purchase Agreement, iASPEC is obligated to pay the purchase price as follows: (1) to Wuhan Venture in exchange for 26% of the equity interests of Wuhan, RMB24,700,000 (approximately $3,430,556) of the purchase price, of which RMB4,700,000 (approximately $652,778) is payable within 7 business days following the effectiveness of the Purchase Agreement, and the remaining RMB20,000,000 (approximately $2,777,778) is payable within 7 business days after the Closing; (2) in exchange for 20% of the equity interests of Wuhan owned by Song, RMB10,000,000 (approximately $1,388,889) is to be remitted into a provisional account jointly opened by iASPEC and Wuhan, within 7 business days following the execution of the Purchase Agreement, to be used for the remainder of the capital contribution that Song owed but had not yet paid into Wuhan; and (3) in exchange for an additional equity interest of Wuhan, RMB 10,000,000 (approximately $1,388,889) is to be remitted into the provisional account jointly opened by iASPEC and Wuhan, within 7 business days following the execution of the Purchase Agreement, to be held for the benefit of Wuhan as an additional capital contribution amount, upon approval of an application to increase the registered capital of Wuhan to RMB60,000,000 (approximately $8,333,333).

Under the terms of the Li Agreement, iASPEC is obligated to pay RMB2,400,000 (approximately $333,333) of the purchase price to Li within 7 business days following the effectiveness of the Li Purchase Agreement and the remaining RMB2,400,000 (approximately $333,333) to Li within 7 business days following the Closing. It is a condition precedent to the Li Agreement that the Purchase Agreement be consummated and that iASPEC will already be the holder of the equity interests in Wuhan transferred under the Purchase Agreement.

Other than with respect to this transaction, Wuhan has not had a material relationship with iASPEC or the Company or any of their officers, directors or affiliates or any associate of any such officer or director.

The foregoing summary of the material terms and conditions of the Purchase Agreement and the Li Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement and the Li Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2 and incorporated by reference herein.

Item 8.01         Other Events.

The Company's variable interest entity, Shenzhen iASPEC Software Engineering Co., Ltd. ("iASPEC") changed its name to iASPEC Software Co., Ltd., effective as of January 23, 2008. Management believes that the name change will provide iASPEC with a better corporate image and brand name for expansion of the Company's marketing network and business to other regions in China.

The Company's wholly owned subsidiary, Public Security Technology (PRC) Co., Ltd. has changed its name to Information Security Technology (China) Co., Ltd. ("IST"), effective as of January 11, 2008, to more accurately and vividly reflect the business and commercial objectives of the Company's China's operations.

Item 9.01         Financial Statement and Exhibits.

The management of the Company has determined that iASPEC's proposed acquisition of Wuhan will not be a significant event for the Company, for purposes of Item 3-05(b) of Regulation S-X since the Company's pro forma consolidated Balance Sheet at September 30, 2007 shows $46,831,818 in total assets and the aggregate purchase price for Wuhan will be only RMB49,500,000 (approximately $6,875,000). The Company does not expect its audited consolidated assets for fiscal year 2007 to be materially different from these pro forma amounts.

(d)     Exhibits.

Number	Description

10.1	Share Purchase and Increase Capital Agreement, dated as of February 16, 2008, by and among Shenzhen iASPEC Software Engineering Co., Ltd., Wuhan Wuda Venture Capital Co., Ltd., Wuhan Wuda Geoinformatics Co., Ltd. and Song Ai Hong.

10.2	Share Purchase and Increase Capital Agreement, dated as of February 16, 2008, by and among Shenzhen iASPEC Software Engineering Co., Ltd. and Li Wei.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

By: /s/ Jiang Huai Lin
Jiang Huai Lin
Chairman and Chief Executive Officer

Dated: February 19, 2008

EXHIBIT INDEX
Number	Description

10.1	Share Purchase and Increase Capital Agreement, dated as of February 16, 2008, by and among Shenzhen iASPEC Software Engineering Co., Ltd., Wuhan Wuda Venture Capital Co., Ltd., Wuhan Wuda Geoinformatics Co., Ltd. and Song Ai Hong.

10.2	Share Purchase and Increase Capital Agreement, dated as of February 16, 2008, by and among Shenzhen iASPEC Software Engineering Co., Ltd. and Li Wei.